Exhibit 99.1

Contacts: Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com

Media: Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com
Genomic Health Announces Positive Preliminary Results from QUASAR
Validation Study of Oncotype DX® Colon Cancer Assay
Full data to be presented at the American Society of Clinical Oncology (ASCO) annual meeting,
May 29 — June 2, 2009
— Conference Call Today at 5:00 pm Eastern Time —
REDWOOD CITY, Calif., April 14, 2009 — Genomic Health, Inc. (Nasdaq: GHDX) today announced that the QUASAR validation study met its primary endpoint to predict the likelihood of recurrence for stage II colon cancer patients following surgery, and that the colon cancer Recurrence Score® provided additional independent clinical value beyond standard measures of risk. Based on these positive results, Genomic Health is initiating the necessary work in its Clinical Reference Laboratory and proceeding with commercialization plans to make the Oncotype DX colon cancer Recurrence Score available to physicians and patients in early 2010. Detailed results from the QUASAR study are scheduled to be presented during the upcoming ASCO annual meeting in Orlando, Florida.
While meeting the primary endpoint in predicting recurrence, the study did not meet a second endpoint evaluating a separate score, with a distinct set of genes, designed to predict which patients experience greater relative benefit of 5-fluorouracil/leucovorin (5FU/LV) following surgery.
“The positive findings of this large QUASAR validation study represent a significant step forward in better understanding the biology of a disease that is a leading cause of cancer related death,” said Steve Shak, M.D., chief medical officer of Genomic Health. “With these results, we believe we can introduce the promise of genomics into clinical practice for colon cancer as we did in breast cancer, and are pleased that the study has been accepted for presentation at the upcoming ASCO annual meeting in Orlando, Florida.”
The oncology community widely recognizes the need for better prognostic tools in stage II colon cancer (also known as Dukes’ Stage B) that can more accurately predict the likelihood of disease recurrence. Currently, selection of stage II patients for chemotherapy following surgery relies on a limited set of clinical and pathologic markers that do not always adequately assess individual risk. As a result, determining the optimal treatment of stage II colon cancer patients is a significant challenge in clinical practice.
For its colon cancer program Genomic Health and its collaborators used the same rigorous clinical development strategy and standardized quantitative assay technology designed for the company’s Oncotype DX breast cancer assay. More than 1,800 colon cancer patients and 760 candidate genes were evaluated in four clinical studies to select the genes for the Oncotype DX colon cancer assay. The resulting genes were then studied in more than 1,200 stage II colon cancer tumor samples from the landmark QUASAR study (Lancet 370:2020, 2007).
Conference Call Details
Genomic Health management is hosting a teleconference to discuss today’s announcement. To access the live conference call today, April 14, at 5:00 p.m. Eastern Time via phone, please dial (877)361-8830 from the United States and Canada or +1(706)679-8297 internationally and providing the operator with the following conference identification code: 95328874. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through April 28, 2009, and may be accessed by dialing (800)642-1687 from the United States and Canada or +1(706)645-9291 internationally. The replay passcode is 95328874.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com and click on the Event Calendar and Webcast page. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, the Oncotype DX® breast cancer assay, which is only multi-gene expression test commercially available that has clinical evidence validating its ability to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the applicability of clinical study results to actual outcomes and the company’s intentions to make the Oncotype DX colon cancer Recurrence Score available to physicians and patients in early 2010. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks of delays or other difficulties associated with the commercialization of the Oncotype DX colon cancer Recurrence Score; the risk that we may not obtain or maintain sufficient levels of reimbursement for our tests; the risks and uncertainties associated with the regulation of our tests by FDA; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2008. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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